Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #84 dated August 19th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date:	August 16, 2004
Issue Price:	100%


Original Issue Date:	August 19, 2004
Principal Amount:	$195,000.00


Maturity Date:	March 15, 2011


Interest Rate: 4.100%


Interest Payment Dates: 09/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.10%


Proceeds Before expenses: 98.90% ($192,855.00)


Survivor's Option: Yes


Redemption or Repayment:At Maturity


Redemption/Repayment Terms:Not Applicable


Minimum Denomination: $1,000 minimum investment with increments of $1,000


CUSIP No.: 57183MDR8


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161